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                                                                 Exhibit 2.2

                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                         ANTEON INERNATIONAL CORPORATION

                            (a Delaware corporation)

                                       AND

                        ANTEON INTERNATIONAL CORPORATION

                            (a Virginia corporation)

                  AGREEMENT AND PLAN OF MERGER (this "Agreement") entered into as of [ ], 2002 and effective as of the Effective Time (as defined below), by and between Anteon International Corporation (f/k/a Azimuth Technologies, Inc.), a Delaware corporation ("Anteon Delaware"), and Anteon International Corporation, a Virginia corporation ("Anteon Virginia").

                  WHEREAS, Section 252 of the Delaware General Corporation Law (the "DGCL") and Section 722 of the Virginia Stock Corporation Act (the "VSCA") permit the merger of a foreign corporation into a domestic corporation and a domestic corporation into a foreign corporation, respectively; and

                  WHEREAS, the respective boards of directors and the stockholders or shareholders, as the case may be, of Anteon Delaware and Anteon Virginia deem it advisable and in the best interests of their respective corporations to approve this Agreement, pursuant to which Anteon Virginia shall merge with and into Anteon Delaware, with Anteon Delaware as the surviving entity, on the terms and conditions contained herein and in accordance with the DGCL and the VSCA (the "Merger").

                  NOW, THEREFORE, in consideration of the premises and the covenants herein contained, the parties hereto agree as follows:

                  1. MERGER. The parties hereto agree that Anteon Virginia shall be merged with and into Anteon Delaware in accordance with the provisions of
Section 252 of the DGCL and Section 722 of the VSCA.

                  2. NAME. The surviving entity shall be Anteon Delaware (the "Surviving Corporation"). The name of the Surviving Corporation shall be Anteon International Corporation.

                  3. EFFECTIVE TIME OF MERGER. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as the parties hereto may agree and as specified in the

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Certificate of Merger (the "Effective Time"). This Agreement may be
terminated prior to the Effective Time by either Anteon Delaware or Anteon Virginia.

                  4. FILINGS. Anteon Delaware and Anteon Virginia agree that they will cause to be executed and filed or recorded any document or documents, including but not limited to the Certificate of Merger and the Articles of Merger, prescribed by the laws of the State of Delaware and the Commonwealth of Virginia, respectively, and that they will cause to be performed all necessary acts within the State of Delaware and the Commonwealth and Virginia and elsewhere to effectuate the Merger.

                  5. CERTIFICATE OF INCORPORATION AND BY-LAWS. The Amended and Restated Certificate of Incorporation and the By-laws of Anteon Delaware shall, upon the Effective Time and as a result of the Merger, be amended and restated to read in their entireties as set forth in Exhibits A and B hereto, respectively, and shall be the Certificate of Incorporation and By-laws of the Surviving Corporation.

                  6. DIRECTORS AND OFFICERS. The directors and officers of Anteon Delaware immediately prior to the Effective Time shall become, from and after the Effective Time, the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualify or their earlier resignation or removal.

                  7. CONVERSION OF CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Anteon Delaware or Anteon Virginia, as the case may be:

                           (a) each share of Class A Common Stock, par value
$0.01 per share, of Anteon Delaware issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation (the "Common Stock");

                           (b) each share of Class B Common Stock, par value
$0.01 per share, of Anteon Delaware issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of Common Stock;

                           (c) each share of Non-Voting Common Stock, par value
$0.01 per share, of Anteon Delaware issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of Common Stock; and

                           (d) each share of common stock, par value $0.05 per
share, of Anteon Virginia ("Anteon Virginia Common Stock") issued and outstanding (i) that is held by Anteon Delaware immediately prior to the Effective Time shall cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist, and (ii) that is held by any person or entity other than Anteon

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Delaware immediately prior to the Effective Time shall be converted into and become two (2) validly issued, fully paid and non-assessable shares of Common Stock.

                  8. APPRAISAL RIGHTS.

                           (a) Notwithstanding anything in this Agreement to the
contrary, shares of all classes of stock of Anteon Delaware issued and outstanding immediately prior to the Effective Time held by any person who has the right to demand, and who properly demands, an appraisal of such shares ("Delaware Dissenting Shares"), in accordance with Section 262 of the DGCL (or any successor provision), shall not be converted into a right to receive Common Stock, unless such holder fails to perfect, withdraws or otherwise loses such holder's right to such appraisal, if any. If, upon or after the Effective Time, such holder fails to perfect, withdraws or otherwise loses any such right to appraisal and payment under the DGCL, then, as of the Effective Time or the occurrence of such event, whichever last occurs, each such share of such holder shall cease to be Delaware Dissenting Shares and shall be converted into and represent the right to receive Common Stock, in accordance with Section 7 hereof.

                           (b) Notwithstanding anything in this Agreement to the
contrary, each share of Anteon Virginia Common Stock that is outstanding immediately prior to the Effective Time and that is held by a shareholder who is entitled to vote and who has not voted such share in favor of the approval and adoption of this Agreement and who, in accordance with the VSCA has submitted a written demand for payment in the manner provided in the VSCA and who otherwise has fully complied with the VSCA (each, a "Virginia Dissenting Share"), shall not be converted into or be exchangeable for the right to receive the Common Stock, as provided in Section 7 hereof, but the holder of such share shall be entitled to payment of the fair value of such share in accordance with the provisions of the VSCA; PROVIDED, HOWEVER, that: (i) if any holder of a Virginia Dissenting Share shall subsequently deliver a written withdrawal of his or her demand for the fair value of such share (with the written approval of Anteon Delaware, if such withdrawal is not tendered within 60 days after the Effective
Time); or (ii) if any holder fails to perfect or loses his, her or its dissenter's rights as provided in the VSCA; or (iii) if any holder of a Virginia Dissenting Share fails to demand payment within the time periods provided in the VSCA, such holder shall forfeit the right to the fair value of such share and such share shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive Common Stock as set forth in Section 7 hereof.

                  9. STOCK OPTIONS.

                           (a) Pursuant to and by virtue of the Merger, at the
Effective Time, Anteon Virginia shall assign to, and Anteon Delaware as the Surviving Corporation shall assume, the Amended and Restated Anteon Corporation Omnibus Stock Plan (the "Company Option Plan").

                           (b) Each outstanding option to purchase a share of
Anteon Virginia Common Stock (a "Stock Option"), whether or not vested, will be assumed by

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Anteon Delaware as the Surviving Corporation and shall be deemed to constitute an option to acquire, on substantially the same terms and conditions as were applicable under such Stock Option (including, without limitation, as to vesting and expiration), [ ] shares of Common Stock at a revised exercise price equal to the exercise price of such Stock Option multiplied by a factor of [ ].

                           (c) Prior to the Effective Time, Anteon Virginia
shall use its best efforts to make any amendments to the terms of the Company Option Plans and any options granted thereunder that are necessary or appropriate to give effect to the transactions contemplated by this Section 9.

                  10. STOCK CERTIFICATES. Following the Effective Time, upon the Surviving Corporation's receipt of a certificate representing a share of stock of Anteon Delaware or Anteon Virginia prior to the Effective Time from the holder thereof, the Surviving Corporation shall promptly deliver, or cause to be delivered, by mail a new certificate or certificates representing Common Stock, reflecting the number of shares of Common Stock that such holder is entitled pursuant to Section 7 hereof.

                  11. MERGER, ASSUMPTION OF LIABILITIES. At the Effective Time, Anteon Virginia shall be deemed merged into Anteon Delaware as provided by the DGCL and the VSCA and by this Agreement. All rights, privileges, and powers of Anteon Virginia, and all property, real, personal and mixed, and all debts due to Anteon Virginia, as well as all other things and causes of action belonging to Anteon Virginia shall be vested in the Surviving Corporation, and shall thereafter be the property of the Surviving Corporation as they were of Anteon Virginia. All rights of credits and all liens upon any property of Anteon Virginia shall be preserved and all debts, liabilities and duties of Anteon Virginia shall attach to the Surviving Corporation and may be enforced against the Surviving Corporation to the same extent as if such debts, liabilities and duties had been incurred and contracted by it. Anteon Virginia shall not be required to wind up its affairs or pay its liabilities and distribute its assets under the DGCL or the VSCA.

                  12. REPRESENTATIONS AND WARRANTIES. Each of Anteon Delaware and Anteon Virginia hereby represents and warrants to the other that: (a) it is a corporation duly organized, validly existing and in good standing under the laws of Delaware and Virginia, respectively; and (b) the signing of this Agreement and the consummation of the transactions contemplated by this Agreement have been approved by all necessary action on its part and do not violate any provisions of its charter documents or any other agreements or instruments to which it is a party.

                  13. COUNTERPARTS. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto confirm that any facsimile copy of another party's executed counterparts of this Agreement (or its signature page thereof) will be deemed to be an executed original thereof.

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                  14. GOVERNING LAW. This Agreement shall be deemed to be made in and all respects shall be interpreted, construed and governed by the laws of the State of Delaware.

                  15. NOTICES. Any notice or request to be given under this Agreement by one party to another shall be in writing and shall be delivered personally or by certified mail, postage prepaid to such addresses as either party may designate in writing to the other.

                  16. NO OTHER AGREEMENT OR UNDERSTANDINGS. This Agreement embodies all of the agreements and understandings in relation to the subject matter of this Agreement, and no covenants, understandings or agreements in relation to this Agreement exist between the parties, except as expressly set forth in this Agreement.

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                  IN WITNESS WHEREOF, the parties hereto have cause this
Agreement to be duly executed as of the date first above written.

                                      ANTEON INTERNATIONAL
                                      CORPORATION, a Delaware corporation



                                      By  ________________________________
                                           Name: Joseph M. Kampf
                                           Title: President and Chief
                                                  Executive Officer



                                      ANTEON INTERNATIONAL CORPORATION,
                                      a Virginia corporation



                                      By  ________________________________
                                           Name: Carlton B. Crenshaw
                                           Title: Senior Vice President
                                                  and Chief Financial Officer